Exhibit 99.1

First Ottawa Bancshares Announces Annual Earnings

OTTAWA, Ill., January 31, 2005  -  First Ottawa Bancshares, Inc. reported net income for the year ended December 31, 2004, of $2.6 million, or $4.03 per common share, basic and diluted, compared to net income of $2.5 million, or $3.75 per common share, basic and diluted, for the year ended December 31, 2003. The Company paid cash dividends of $3.00 per share in 2004 and 2003.

Net income for 2004 increased $169,000, or 6.9%, from 2003. Net interest income after provision for loan losses increased $890,000, which is the net result of an $886,000 increase in total interest income, and by a $184,000 decrease in interest expense as a result of a decrease in the average rate paid on liabilities of 54 basis points, from 2.26% in 2003 to 1.72% in 2004. The increases in interest income were attributable to increases in average balances and also average tax-equivalent yields available in the marketplace in 2004.

Noninterest income increased $603,000, or 23.3% compared to 2003. Noninterest income increased primarily due to gains on securities sold of $465,000 in 2004,  compared to no gains on securities sold in 2003. Service charges on deposit accounts increased by $223,000, or 25.8%, to $1.1 million. Increases in service charge income are attributable to higher average balances and an increase in the average number of accounts during 2004.  Trust and farm management fee income increased modestly by $12,000, to $484,000 in 2004 compared to 2003.  Gains on loan sales to the secondary market decreased $374,000 to $359,000 in 2004 compared to 2003. Due to the rate structure in early 2004 and the large amount of loans that were refinanced during 2002 and 2003, gains on sale of loans during 2004 were significantly less than 2003.  Other income increased by $277,000, or 58.3%, compared to 2003. This increase was primarily due to a $301,000 increase in the market value of derivatives related to index powered certificates of deposit held for investments and customers of the Bank.

Noninterest expense was $8.8 million in 2004 and $7.4 million for 2003.  Salaries and benefits, which is the largest component of non-interest expense, increased $529,000, or 12.8%, to $4.7 million.  Increased salaries and benefits were primarily a result of additional personnel retained in the acquisition of the two branches in Streator in November 2003. Increases in occupancy and equipment expense of $327,000, professional fees of $65,000 and other expenses of $664,000, contributed to the $1.4 million increase in non-interest expense for the year. The increase in occupancy and equipment expenses was due primarily to increased depreciation on capital expenditures related to the renovation of the main banking facility in Ottawa, the acquisition of the Streator facilities, and the construction of the Morris facility. Increased professional fees were largely the result of the increase in audit costs and consulting costs associated with establishing new banking branches.  Increases in other expenses resulted primarily from increased mortgage banking expenses of $53,000, amortization expense related to purchase accounting adjustments made as a result of the acquisition of the Streator branches of $366,000, and additional insurance expenses related to added facilities of $98,000. Data processing expenses decreased $166,000, or

33.2% from 2003, and were a result of a platform conversion which was completed in November 2003. The Company also experienced decreases in supplies expense of $25,000, and advertising expense of $72,000, during 2004.

Total assets at December 31, 2004 decreased to $288.7 million from $294.5 million at December 31, 2003.  Total deposits at December 31, 2004, were $254.0 million, compared to $264.9 at December 31, 2003. This decrease in deposits was expected and a result of management’s plan to attract customers to lower cost products to diminishing reliance on wholesale funding sources by increasing core deposits. Total equity at December 31, 2004 and December 31, 2003 was $23.9 million and $24.7 million, respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, two branches in Streator, and a branch in Morris. All information at and for the period ended December 31, 2004, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.